Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

Evercel, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Evercel, Inc. (No. 333-81941) of our report dated January 29, 2001, relating to the consolidated balance sheets of Evercel, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income (loss), changes in shareholders' equity and cash flows for the year ended December 31, 2000, the two-months ended December 31, 1999 and for each of the years in the two-year period ended October 31, 1999, which report appears in the December 31, 2000 annual report on Form 10-K of Evercel, Inc.

/s/ KPMG LLP

Stamford, Connecticut

March 23, 2001